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                                                                  Exhibit 2.1(a)

                             DISTRIBUTION AGREEMENT

                            DATED AS OF JUNE 16, 1998

                                 BY AND BETWEEN

                              ALLEGHANY CORPORATION

                                       AND

                            CHICAGO TITLE CORPORATION
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I DEFINITIONS .........................................................2

     Section 1.1.    Definitions...............................................2

ARTICLE II THE DISTRIBUTION....................................................5

     Section 2.1.    Conditions Precedent to the Distribution..................5
     Section 2.2.    The Distribution..........................................7

ARTICLE III AGREEMENT AS TO LIABILITIES; INSURANCE.............................7

     Section 3.1.    Discharge of Liabilities..................................7
     Section 3.2.    Insurance.................................................8

ARTICLE IV INDEMNIFICATION.....................................................8

     Section 4.1.    Chicago Title Indemnification of the Alleghany Group......8
     Section 4.2.    Alleghany Indemnification of Chicago Title Group..........8
     Section 4.3.    Procedures Regarding Indemnification......................8

ARTICLE V TAX MATTERS ........................................................10

     Section 5.1.    Tax Agreement............................................10

ARTICLE VI ACCOUNTING MATTERS.................................................10

     Section 6.1.    Allocation of Prepaid Items and Reserves.................10
     Section 6.2.    Accounting Treatment of Assets Transferred and
                       Liabilities Assumed....................................10

ARTICLE VII INFORMATION.......................................................10

     Section 7.1.    Access to Information....................................10
     Section 7.2.    Litigation Cooperation...................................10

ARTICLE VIII INTEREST ON PAYMENTS.............................................11

     Section 8.1.    Interest on Payments.....................................11

ARTICLE IX MISCELLANEOUS......................................................11

     Section 9.1.    Allocation of Costs and Expenses.........................11
     Section 9.2.    Disputes.................................................11
     Section 9.3.    Notices .................................................13
     Section 9.4.    Limitation...............................................13
     Section 9.5.    Entire Agreement; Amendment..............................13
     Section 9.6.    Assignment...............................................14
     Section 9.7.    Survival of Agreements and Covenants.....................14
     Section 9.8.    Parties in Interest......................................14
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     Section 9.09.   Further Assurances and Consents..........................14
     Section 9.10.   Certain Plan Liabilities.................................14
     Section 9.11.   Severability.............................................15
     Section 9.12.   Governing Law............................................15
     Section 9.13.   Counterparts.............................................15
     Section 9.14.   Headings.................................................15


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                             DISTRIBUTION AGREEMENT

            DISTRIBUTION AGREEMENT (this "Agreement") dated as of June 16, 1998 by and between Alleghany Corporation, a Delaware corporation (together with its successors and permitted assigns, "Alleghany"), and Chicago Title Corporation, a Delaware corporation (together with its successors and permitted assigns, "Chicago Title").

                              W I T N E S S E T H:

            WHEREAS, Chicago Title and Trust Company, an Illinois corporation ("CT&T"), is a wholly owned subsidiary of Alleghany; and

            WHEREAS, the Board of Directors of Alleghany has determined that it is in the best interests of Alleghany and the stockholders of Alleghany (i) to contribute all of the outstanding shares of CT&T Common Stock (as defined herein) to Chicago Title, (ii) to effect the other transactions referred to in this Agreement, and (iii) to distribute to the holders of Alleghany Common Stock (as defined herein) all of the outstanding shares of Chicago Title Common Stock (as defined herein) owned by Alleghany (which, as of the Distribution Date (as defined herein) will constitute approximately 98% of the shares of Chicago Title Common Stock, with the remaining shares of Chicago Title Common Stock to be awarded, on or about the Distribution Date, as shares of restricted stock to members of senior management of the Chicago Title Group (as defined herein) and to non-employee directors of Chicago Title) at the rate of three shares of Chicago Title Common Stock for each share of Alleghany Common Stock outstanding as of the Record Date (as defined herein); and

            WHEREAS, prior to the date hereof, (i) The Chicago Trust Company, an Illinois trust company ("TCTC"), has transferred its land trust and release business to Chicago Title Land Trust Company, an Illinois trust company ("CTLTC") which was formed as a wholly-owned subsidiary of TCTC (the "Land Trust Business Transfer"), and (ii) subsequent thereto, TCTC has distributed all of the outstanding CTLTC Common Stock (as defined herein) to Alleghany Asset Management, Inc., a Delaware corporation ("AAM"), and (iii) subsequent thereto, AAM has distributed all of the outstanding CTLTC Common Stock to CT&T, and (iv) subsequent thereto, CT&T has distributed (the "AAM Distribution") all of the outstanding common stock, par value $1.00 per share, of AAM to Alleghany, and
(v) subsequent thereto, CT&T has distributed all of the outstanding Non-Voting Preferred Stock, par value $12.50 per share, of TCTC to Alleghany, so that as of the date hereof CTLTC is a member of the Chicago Title Group (as defined herein) and AAM and its direct and indirect subsidiaries TCTC, Chicago Deferred Exchange Corporation, Montag & Caldwell, Inc. and Security Trust Company are members of the Alleghany Group (as defined herein); and
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            WHEREAS, the parties have determined that it is necessary and desirable to set forth in this Agreement the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters following such Distribution; and

            WHEREAS, in connection with the Distribution, Alleghany and Chicago Title intend to enter into the Tax Agreement (as such term is defined herein).

            NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.1. Definitions. As used herein, the following terms have the following meaning:

            "AAM Agreements" means the agreements entered into between AAM and/or subsidiaries of AAM, on the one hand, and Chicago Title and/or subsidiaries of Chicago Title, on the other hand, in connection with the AAM Distribution and related transactions including, without limitation, the Investment Management Agreements, the Investment Management and Custody Agreements, the Transitional Services Agreement, the Employee Benefits Transition Agreement and the Sublease.

            "Affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

            "Alleghany Business" means the business now or formerly conducted by Alleghany and its present and former subsidiaries, but excluding (i) the Chicago Title Business and (ii) the land trust and release business conducted by TCTC prior to the date of the Land Trust Business Transfer and currently conducted by CTLTC.

            "Alleghany Common Stock" means the outstanding shares of common stock, par value $1.00 per share, of Alleghany.

            "Alleghany Group" means (i) Alleghany and its subsidiaries, excluding any member of the Chicago Title Group, and (ii) AAM and its subsidiaries.

            "Alleghany Indemnitees" is defined in Section 4.1.


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            "Alleghany Liabilities" means (i) Liabilities of Alleghany under this Agreement and (ii) Liabilities, other than Chicago Title Liabilities, incurred in connection with the operation of the Alleghany Business, whether arising before, on or after the Distribution Date, including all Liabilities under any employee benefit plan (as defined in Section 3(3) of ERISA) established or maintained, or to which contributions were made by, any Alleghany Business.

            "Assets" means all properties, rights, contracts, leases and claims, of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

            "Chicago Title Business" means the business now or formerly conducted by Chicago Title and its present or former subsidiaries or any other member of the Chicago Title Group, but excluding the business now or formerly conducted by AAM and its present and former subsidiaries, except that the Chicago Title Business shall include the land trust and release business conducted by TCTC prior to the date of the Land Trust Business Transfer and presently conducted by CTLTC.

            "Chicago Title By-laws" means the By-laws of Chicago Title in the form attached as Exhibit A hereto.

            "Chicago Title Certificate" means the certificate of incorporation of Chicago Title in the form attached as Exhibit B hereto.

            "Chicago Title Common Stock" means the outstanding shares of common stock, par value $1.00 per share, of Chicago Title.

            "Chicago Title Group" means Chicago Title, CT&T, and the subsidiaries of CT&T, but excluding AAM and its subsidiaries.

            "Chicago Title Indemnitees" is defined in Section 4.2.

            "Chicago Title Liabilities" means (i) Liabilities of Chicago Title under this Agreement or any of the AAM Agreements, (ii) Liabilities of any member of the Chicago Title Group, including all Liabilities incurred in connection with the conduct or operation of any Chicago Title Business, the ownership or use of any of the Assets related to any Chicago Title Business, whether arising before, on or after the Distribution Date, or the establishment of maintenance of, or contributions to, any employee benefit plan (as defined in Section 3(3) of ERISA) for the benefit of persons employed by any Chicago Title Business, (iii) Liabilities arising under or in connection with the Form 10, and
(iv) Liabilities relating to a Sold Business or arising out of the sale thereof.

            "Claim" is defined in Section 4.1.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Commission" means the Securities and Exchange Commission.


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            "CT&T Common Stock" means the outstanding shares of common stock, par value $6-2/3 per share, of CT&T.

            "CTLTC Common Stock" means the outstanding shares of common stock, par value $1.00 per share, of CTLTC.

            "Dispute" is defined in Section 9.2.

            "Distribution" means the distribution on the Distribution Date of all outstanding shares of Chicago Title Common Stock owned by Alleghany to the holders of Alleghany Common Stock on the Record Date.

            "Distribution Agent" means Harris Trust and Savings Bank in its capacity as distribution agent.

            "Distribution Date" means the date on which the Distribution shall be effective, as determined by the Board of Directors of Alleghany.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Form 10" means the registration statement on Form 10 filed by Chicago Title with the Commission to effect the registration of the Chicago Title Common Stock pursuant to the Exchange Act, as such registration statement may be amended from time to time.

            "Governmental Authority" means any government or agency, bureau, board, commission, court, department, official, or other instrumentality of the United States or any state or political subdivision of the United States.

            "Group" means either the Alleghany Group or the Chicago Title Group, as the context requires.

            "Indemnitor" is defined in Section 4.3.

            "Information Statement" means the information statement dated May 28, 1998 and sent to each holder of Alleghany Common Stock in connection with the Distribution.

            "Law" means all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States or any state or political subdivision of the United States.

            "Liabilities" means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses


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relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement, under any law, rule, regulation, action, order or consent decree of any governmental entity or under any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

            "Lincoln National Indemnity" means all rights of Alleghany and CT&T and Chicago Title Insurance Company, and all of the corporations, associations or other business organizations which either of them controls, by ownership, a management contract or otherwise, to be indemnified by Lincoln National Corporation, pursuant to the Stock Purchase Agreement by and among Alleghany, Alleghany Financial Corporation, Alleghany Capital Corporation and Lincoln National Corporation, dated as of June 18, 1985.

            "Record Date" means such date as is designated by Alleghany's Board of Directors as the record date for determining the stockholders of Alleghany entitled to receive the Distribution.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Sold Business" means any Chicago Title Business which has been sold, terminated or disposed of, whether or not for consideration, on or prior to the date hereof.

            "Tax" has the meaning set forth in the Tax Agreement.

            "Tax Agreement" means the Tax Sharing Agreement entered into on or before the Distribution Date by and among Alleghany and Chicago Title, as amended from time to time.

                                   ARTICLE II

                                THE DISTRIBUTION

            Section 2.1. Conditions Precedent to the Distribution. The Distribution shall be subject to, in the sole discretion of Alleghany, the fulfillment or waiver of each of the following conditions:

            (a) Alleghany's Board of Directors, in its discretion, shall have declared the Distribution, established the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution to the extent not provided for herein;

            (b) any necessary regulatory approvals shall have been received;

            (c) the Form 10 shall have become effective under the Exchange Act and no stop order shall have been entered, and no proceeding for that purpose shall have been initiated or threatened by the Commission with respect thereto;


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            (d) all necessary permits, registrations and consents required under the insurance, securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement shall have been received or become effective;

            (e) Chicago Title's Board of Directors, as named in the Form 10, shall have been elected by Alleghany, as sole stockholder of Chicago Title, and the Chicago Title Certificate and Chicago Title By-laws shall be in effect;

            (f) the Chicago Title Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

            (g) the Tax Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect;

            (h) Alleghany shall have received a ruling from the Internal Revenue Service (in form and substance satisfactory to Alleghany) to the effect that, by reason of the applicability of Section 355 of the Code, the AAM Distribution will not be taxable to Alleghany and the Distribution will not be taxable to the stockholders of Alleghany;

            (i) the distribution of all of the CTLTC Common Stock by TCTC to AAM shall have been effected and, subsequent thereto, the distribution of all of the CTLTC Common Stock by AAM to CT&T shall have been effected and, subsequent thereto, the AAM Distribution shall have been effected and, subsequent thereto, the distribution by CT&T of all of the Non-Voting Preferred Stock, par value $12.50 per share, of TCTC to Alleghany shall have been effected;

            (j) consummation of the Distribution and the other transactions contemplated hereby shall not be prohibited by Law and no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or entered, or shall have threatened to enact, issue, promulgate or enter, any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which materially restricts, prevents or prohibits consummation of the Distribution or any transaction contemplated by this Agreement, it being understood and agreed that the parties hereto shall use all reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted as promptly as possible; and

            (k) Alleghany and Chicago Title and the members of their respective Groups shall have obtained all third-party consents and approvals, the failure of which to obtain would, in the sole determination of Alleghany's Board of Directors, have a material adverse effect on the Alleghany Group or the Chicago Title Group, each taken as a whole, and such consents and approvals shall be in full force and effect.


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            Section 2.2. The Distribution. On or before the Distribution Date, subject to satisfaction or waiver of the conditions set forth in this Agreement, Alleghany shall deliver to the Distribution Agent a certificate or certificates representing all of the then outstanding shares of Chicago Title Common Stock owned by Alleghany (which, as of the Distribution Date, will constitute approximately 98% of the shares of Chicago Title Common Stock, with the remaining shares of Chicago Title Common Stock to be awarded, on or about the Distribution Date, to members of senior management of the Chicago Title Group and to non-employee directors of Chicago Title), endorsed in blank, and shall instruct the Distribution Agent to distribute to each holder of record of Alleghany Common Stock on the Record Date a certificate or certificates representing three shares of Chicago Title Common Stock for each share of Alleghany Common Stock so held. Chicago Title agrees to provide all certificates for shares of Chicago Title Common Stock that the Distribution Agent shall require in order to effect the Distribution.

                                   ARTICLE III

                     AGREEMENT AS TO LIABILITIES; INSURANCE

            Section 3.1. Discharge of Liabilities.

            (a) Alleghany and Chicago Title agree that on and after the Distribution Date each will, and will cause each member of its respective Group to, use its best efforts to cause any such member who, if the Distribution had not occurred, would have been entitled to payment pursuant to the Lincoln National Indemnity in respect of any Liabilities, whether arising before, on or after the Distribution Date, to receive payment in respect of any such Liabilities pursuant to the Lincoln National Indemnity directly from Lincoln National Corporation (or, if necessary, indirectly from any member of either Group which is directly entitled to the benefit of the Lincoln National Indemnity). Alleghany and Chicago Title each further agree that after the Distribution Date, in the event any payment pursuant to the Lincoln National Indemnity is received by any member of its respective Group in respect of a Liability of the other Group, it will, and will cause any involved member of its respective Group to, pay such amount promptly to such member of the other Group as may be designated by Alleghany or Chicago Title, as the case may be. It is the intention of the parties that payments pursuant to the Lincoln National Indemnity in respect of matters for which reimbursement was sought prior to the Distribution Date shall be for the benefit of Alleghany, and that payments pursuant to the Lincoln National Indemnity in respect of matters for which reimbursement is sought from and after the Distribution Date shall be for the benefit of Chicago Title.

            (b) From and after the Distribution Date, each party shall promptly transfer or cause the members of its Group promptly to transfer to the other party or the appropriate member of the other party's Group, from time to time, any property received that is an Asset of the other party or a member of its Group.


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            Section 3.2. Insurance. Prior to the Distribution Date, Alleghany
and Chicago Title will cooperate in obtaining insurance (or binders therefor) providing coverage to the Chicago Title Group similar to the insurance coverage in place prior to the Distribution Date; provided, however that all expense involved in procuring such insurance coverage shall constitute Chicago Title Liabilities.

                                   ARTICLE IV

                                 INDEMNIFICATION

            Section 4.1. Chicago Title Indemnification of the Alleghany Group. On and after the Distribution Date, Chicago Title shall indemnify Alleghany and its Affiliates (collectively, the "Alleghany Indemnitees") from and against any and all demands, claims, actions, assessments, losses, damages, liabilities, reasonable costs and expenses, including, without limitation, interest, penalties and attorneys' fees and expenses, judgments and, subject to Section 4.3, amounts paid in settlement of or in connection with any threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, or investigation (the "Claims"), asserted against, resulting to, imposed upon or incurred by Alleghany Indemnitees, directly or indirectly, arising out of or due to the failure of Chicago Title, or any member of the Chicago Title Group, to pay, perform or otherwise discharge any of the Chicago Title Liabilities.

            Section 4.2. Alleghany Indemnification of Chicago Title Group. On and after the Distribution Date, Alleghany shall indemnify Chicago Title and its Affiliates (collectively, the "Chicago Title Indemnitees") from and against any and all Claims asserted against, resulting to, imposed upon or incurred by Chicago Title Indemnitees, directly or indirectly, arising out of or due to the failure of Alleghany, or any member of the Alleghany Group, to pay, perform or otherwise discharge any of the Alleghany Liabilities.

            Section 4.3. Procedures Regarding Indemnification.

            (a) If Alleghany or Chicago Title has actual knowledge that any Indemnitee has suffered or incurred any Claim, Alleghany or Chicago Title shall so notify the other promptly in writing describing such Claim, the basis for its belief that it is entitled to indemnification and the amount for which the Indemnitee reasonably believes it is entitled to be indemnified. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnitee intends to claim any liability or expense as a Claim hereunder, any such Indemnitee shall promptly notify the indemnifying party of such action or suit. An Indemnitee providing such notice of the commencement of any action or proceeding will permit the party responsible for indemnification thereof (the "Indemnitor") to assume the defense of such action. Failure by Indemnitor to notify Indemnitee of its election to defend any such action within a reasonable time, but in no event more than 30 days after written notice thereof shall have


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      been given to Indemnitor, shall be deemed a waiver by Indemnitor of its right to defend such action.

            (b) If Indemnitor assumes the defense of any such Claim or litigation resulting therefrom, the obligations of Indemnitor as to such Claim shall be limited to taking all steps necessary in the defense or settlement of such Claim or litigation resulting therefrom and to holding Indemnitee harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by Indemnitor or any judgment in connection with such Claim or litigation resulting therefrom. Indemnitee may participate, at its expense, in the defense of such Claim or litigation provided that Indemnitor shall direct and control the defense of such Claim or litigation. Indemnitor shall not, in the defense of such Claim or any litigation resulting therefrom, consent to entry of any judgment or enter into any settlement other than a judgment or settlement involving only the payment of money, except with the written consent of Indemnitee, which consent shall not be unreasonably withheld.

            (c) If Indemnitor shall not assume the defense of any such Claim or litigation resulting therefrom, Indemnitee may defend against such Claim or litigation in such manner as it may deem appropriate, provided that Indemnitee shall not settle such Claim or litigation without providing notice and a description of the proposed settlement to Indemnitor. If Indemnitee shall not receive from Indemnitor within ten days of the date of notice of such proposed settlement a notice that Indemnitor reasonably objects to such proposed settlement accompanied by an acknowledgment by Indemnitor that the Claim or litigation which is subject of the proposed settlement is subject to Indemnification pursuant to the provisions of this Article IV, Indemnitee shall be free to settle such Claim or litigation. In the case of any such settlement, Indemnitor shall promptly reimburse Indemnitee for the amount of all reasonable expenses, legal or otherwise, incurred by Indemnitee in connection with the defense against or settlement of such Claim or litigation. If no settlement of such Claim or litigation is made, Indemnitor shall promptly reimburse Indemnitee for the amount of any final judgment rendered with respect to such Claim or in such litigation and for the amount of all expenses, legal or otherwise, incurred by Indemnitee in the defense against such Claim or litigation, provided that Indemnitee has contested any such Claim or litigation in good faith.

            (d) For purposes hereof, a judgment or decree of a court shall be deemed final when such judgment or decree may be enforced against the party bound thereby.


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                                    ARTICLE V

                                   TAX MATTERS

            Section 5.1. Tax Agreement. All matters relating to any Tax shall be governed exclusively by the Tax Agreement. In the event of any inconsistency between the Tax Agreement and this Agreement, the Tax Agreement shall govern.

                                   ARTICLE VI

                               ACCOUNTING MATTERS

            Section 6.1. Allocation of Prepaid Items and Reserves. All prepaid items and reserves that have been maintained by Alleghany on a consolidated basis but that relate in part to Assets or Liabilities of the Chicago Title Group shall be allocated between Alleghany and Chicago Title in such reasonable manner as they shall mutually agree.

            Section 6.2. Accounting Treatment of Assets Transferred and Liabilities Assumed. Any transfers of Assets of the Alleghany Group to the Chicago Title Group pursuant to this Agreement shall constitute contributions by Alleghany to the capital of Chicago Title. Any transfers of Assets of the Chicago Title Group to the Alleghany Group, and any assumption by the Chicago Title Group of Liabilities of the Alleghany Group pursuant to this Agreement, net of Assets received, shall be treated as a distribution by Chicago Title to Alleghany.

                                   ARTICLE VII

                                   INFORMATION

            Section 7.1. Access to Information. From and after the Distribution Date, Alleghany and Chicago Title each shall afford the other (including each party's accountants, counsel and other designated representatives) reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information in its possession relating to its business and affairs, insofar as such access is reasonably required including, without limitation, for audit, accounting and litigation purposes.

            Section 7.2. Litigation Cooperation. Alleghany and Chicago Title shall each use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other prior to the Distribution Date in which the requesting party may from time to time be involved. In the event that either Alleghany or Chicago Title provides witnesses to the other under this Article VII, the party providing


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such witnesses shall be entitled to reimbursement from the recipient for all reasonably incurred out-of-pocket costs and expenses, but not including internal time charges.

                                  ARTICLE VIII

                              INTEREST ON PAYMENTS

            Section 8.1. Interest on Payments. Except as otherwise expressly provided in this Agreement, all payments by one party to the other under this Agreement shall be paid, by wire transfer of immediately available funds to an account in the United States designated by the recipient, within 30 days after receipt of an invoice or other written request for payment setting forth the specific amount due and a description of the basis therefor in reasonable detail. Any amount remaining unpaid beyond its due date, including disputed amounts that are ultimately determined to be payable, shall bear interest at a floating rate of interest equal to the prime commercial lending rate publicly announced by The Chase Manhattan Bank or any successor thereto at its principal office (or any alternative rate substituted therefor by such Bank).

                                   ARTICLE IX

                                  MISCELLANEOUS

            Section 9.1. Allocation of Costs and Expenses. Except as otherwise set forth in this Agreement or the Tax Agreement, Chicago Title shall pay for all fees, costs and expenses incurred in connection with the Distribution and the consummation of the transactions contemplated by this Agreement, including, but not limited to, any and all fees, costs and expenses related to (i) the preparation, printing and filing of the Form 10, including all fees and expenses of complying with applicable federal and state securities laws and insurance laws, (ii) the listing of the Chicago Title Common Stock on the New York Stock Exchange, (iii) the preparation and negotiation of all of the documentation related to all of the transactions contemplated by this Agreement, (iv) the preparation, printing and mailing of the Information Statement, and (v) the fees, costs and expenses of counsel associated with the foregoing; provided, however, that Alleghany shall pay for (i) all of the fees, costs and expenses incurred in connection with the preparation and filing of the Ruling Request (as defined in the Tax Agreement), including all fees, costs and expenses of counsel associated with the Ruling Request, (ii) the fees, costs and expenses of counsel for matters related to the Distribution which were invoiced to Alleghany on or prior to January 31, 1998 for time charges incurred prior to January 1, 1998, and (iii) the fees, costs and expenses payable to Merrill Lynch & Co. pursuant to its engagement as financial advisor to Alleghany in connection with the Distribution.

            Section 9.2. Disputes.

            (a) Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties


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      (collectively, "Disputes"), shall be subject to the provisions of this
      Section 9.2; provided, however, that a party may, without prejudice to the provisions of this Section 9.2, file a complaint for statute of limitations reasons, or to seek a preliminary injunction or other provisional relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties shall continue to participate in good faith in the procedures specified in this Section 9.2. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures set forth in this Section 9.2 are pending. The parties will take such action, if any, as is required to effectuate such tolling.

            (b) Any party may give another party written notice of any Dispute not resolved in the normal course of business. Such notice shall include a statement of the position of the party giving such notice and a summary of arguments supporting that position. The parties shall thereupon attempt in good faith to resolve any Dispute promptly by negotiation between the Chief Executive Officers of Alleghany and Chicago Title, who shall meet at a mutually acceptable time and place, within 60 days after the date of delivery of the written notice, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.

            (c) If the Dispute has not been resolved by negotiation within 90 days of delivery of the first notice, or if the Chief Executive Officers of Alleghany and Chicago Title have failed to meet within 60 days after the date of delivery of the written notice, the dispute shall be settled by arbitration in accordance with the then current Center for Public Resources/Legal Project Non-Administered Arbitration Rules by a sole arbitrator located in New York, New York. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss. 1-16, and any party seeking an order confirming the award rendered by the arbitrator shall apply for such order to the United States District Court for the Southern District of New York or to any other court having jurisdiction thereof. The arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any Dispute resolved by arbitration.

            (d) Alleghany and Chicago Title each hereby expressly submits and consents in advance to the jurisdiction of the United States District Court for the Southern District of New York, and each hereby waives any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens.


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

            Section 9.3. Notices. All notices or other communications required or permitted under this Agreement shall be in writing and sufficient if sent by registered or certified mail, postage prepaid, addressed as provided below; or delivered personally, by private courier or fax, and followed by such mailing:

            If to Alleghany, to

                  Alleghany Corporation
                  375 Park Avenue
                  New York, New York  10152
                  Telecopy:   (212) 759-3295
                  Attention:  Robert M. Hart, Esq.
                              Senior Vice President, General Counsel
                              and Secretary

            If to Chicago Title, to

                  Chicago Title Corporation
                  171 North Clark Street
                  Chicago, Illinois 60601
                  Telecopy:   (312) 223-5912
                  Attention:  Paul T. Sands, Jr., Esq.
                              Executive Vice President, General Counsel and
                              Secretary

Either party may change the person and address to which notices or other communications are to be sent to it by giving written notice of any such change in the manner provided herein.

            Section 9.4. Limitation. From and after the Distribution Date, Alleghany shall be under no obligation, for any purpose whatsoever, to deliver shares of Alleghany Common Stock to any member of the Chicago Title Group or in connection with any employee plan or executive compensation plan maintained by any member of the Chicago Title Group, whether before or after the Distribution Date.

            Section 9.5. Entire Agreement; Amendment. This Agreement, together with the other agreements set forth on Exhibit C hereto and the exhibits and other documents delivered pursuant hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. No party hereto has relied upon any oral or written statement, representation, warranty, covenant, condition, understanding or agreement made by any other party or any representative, agent or employee thereof, except for those expressly set forth in this Agreement or in the exhibits or other documents delivered pursuant hereto. This Agreement may be amended, modified, superseded or supplemented only by an instrument in writing executed and delivered by Alleghany and Chicago Title. Nothing herein is intended to diminish any of the rights or obligations of any of the parties to the Tax Agreement or to any of the AAM Agreements.

            Section 9.6. Assignment. This Agreement shall inure to the benefit of, and be binding upon, the respective successors, heirs, executors, administrators, legal representatives and permitted assigns of the parties hereto; provided, however, that no assignment of any rights or delegation of any obligations provided for herein shall be made by any party hereto without the express prior written consent of the other party, which consent shall not be unreasonably withheld.

            Section 9.7. Survival of Agreements and Covenants. Except as otherwise expressly provided herein, all agreements and covenants of the parties hereto which are contained in this Agreement, together with the exhibits and other documents delivered pursuant hereto, shall survive the Distribution and remain operative and in full force and effect, regardless of any investigation heretofore or hereafter made by or on behalf of any of the parties hereto.

            Section 9.8. Parties in Interest. Neither of the parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of each other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

            Section 9.9. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (i) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its Group or the business thereof.

            Section 9.10. Certain Plan Liabilities. The allocation of any Liabilities attributable to any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA) in which persons employed by the Alleghany Business and the Chicago Title Business both participated shall be governed by the Employee Benefits Transition Agreement.

            Section 9.11. Severability. In the event that any provision hereof is prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

            Section 9.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

            Section 9.13. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

            Section 9.14. Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

            IN WITNESS WHEREOF, each party hereto has duly executed this Agreement, or has caused this Agreement to be duly executed, as of the date first above written.

                                    ALLEGHANY CORPORATION


                                    By  /s/  John J. Burns, Jr.
                                       ----------------------------------------
                                               John J. Burns, Jr.
                                       President and Chief Executive Officer

                                    CHICAGO TITLE CORPORATION


                                    By  /s/  John Rau
                                       -----------------------------------------
                                                  John Rau
                                       President and Chief Executive Officer


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